Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 17, 2008, relating to the consolidated balance sheet of Eagle Rock Energy GP, L.P. appearing in the Current Report on Form 8-K of Eagle Rock Energy Partners, L.P. filed April 17, 2008.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
May 21, 2008